Exhibit 10.4

Bridgetown LLC

c/o 38/F Champion Tower

3 Garden Road, Central

Hong Kong

September 11, 2023

Mr. Daniel Wong

c/o 38/F Champion Tower

3 Garden Road, Central

Hong Kong

Dear Mr. Wong:

Reference is made to the Business Combination Agreement, dated May 25, 2023, entered into by and among, Bridgetown Holdings Limited, a Cayman Islands exempted company limited by shares (“Bridgetown”), MoneyHero Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Gemini Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo, Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo and CompareAsia Group Capital Limited, a Cayman Islands exempted company limited by shares (the “Company”) (the “Business Combination Agreement”). Capitalized terms used in this letter agreement that are otherwise undefined shall have the meanings ascribed to them in the Business Combination Agreement.

Reference is also made to the Securities Assignment Agreement (the “Agreement”), dated as of September 22, 2020, entered into by and between Bridgetown LLC, a Cayman Islands limited liability company (the “Sponsor”) and you.

Simultaneously with the execution of this letter agreement, you hereby agree to transfer to Sponsor 283,005 Acquiror Class B Ordinary Shares (the “Transferred Shares”) and deliver an executed copy of the share transfer form attached as Exhibit A (the “Transfer Form”), in each case for nil consideration. In consideration of your agreeing to so transfer the Transferred Shares to Sponsor, and conditioned upon your actual transfer of such Transferred Shares to Sponsor, Sponsor hereby agrees that it (i) shall not exercise any of its rights to have any of your other 1,600,000 Acquiror Class B Ordinary Shares (including any PubCo Class B Ordinary Shares into which such Acquiror Class B Ordinary Shares are exchanged in the Initial Merger (or any PubCo Class A Ordinary Shares into which such PubCo Class B Ordinary Shares are subsequently converted, the “Retained Shares”)) transferred back to it under Section 5(ii) of the Agreement, (ii) irrevocably relinquishes any right or interest of any nature whatsoever that Sponsor may have in and to the Retained Shares, (iii) shall provide written notice to you within 5 Business Days of the occurrence of the Termination Date (as defined below) and (iv) shall, following the Acquisition Closing Date, act in good faith with relevant parties to the Registration Rights Agreement to cause you to become a party to such Registration Rights Agreement and to cause the PubCo Class B Ordinary Shares into which your Retained Shares are exchanged in the Initial Merger (or any PubCo Class A Ordinary Shares into which such PubCo Class B Ordinary Shares are subsequently converted) to be Registrable Securities (as such term is defined in the Registration Rights Agreement).

By signing this letter agreement, you hereby agree (i) not to exercise any right you may have to retain or dispute the transfer to Sponsor of the Transferred Shares for nil consideration, (ii) that you irrevocably relinquish any right or interest of any nature whatsoever that you may have in and to the Transferred Shares and (iii) without the prior written consent of Sponsor in its sole discretion, from the date hereof through the Termination Date (a) not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether or not any such transaction is to be settled by delivery of such Lock-Up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in the foregoing clause (a) or (b) (each, a “Lock-Up Transfer”). The foregoing shall not apply to (a) Lock-Up Transfers of Lock-Up Shares in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of PubCo’s security holders having the right to exchange their PubCo Shares or PubCo Merger Warrants for cash, securities or other property, or (b) Lock-Up Transfers required by Law. If any Lock-Up Transfer is made or attempted contrary to the provisions of letter agreement, such purported Lock-Up Transfer shall be null and void ab initio.

For the purposes of this letter agreement:

“Termination Date” shall mean the earliest of (i) the date falling 5 years after the Acquisition Closing Date, (ii) the date on which all payments owing by Sponsor under the deeds of irrevocable undertakings, dated May 25, 2023, entered into by Sponsor in favor of each of FWD Life Insurance Company, Limited and FWD Life Insurance Public Company Limited (the “Non-Redemption Deeds”) have been paid or waived, and (iii) the date on which both of the Non-Redemption Deeds have been terminated; and

“Lock-Up Shares” shall mean 1,460,000 PubCo Class B Ordinary Shares into which your Acquiror Class B Ordinary Shares are exchanged in the Initial Merger (or any PubCo Class A Ordinary Shares into which such PubCo Class B Ordinary Shares are subsequently converted).

This letter agreement (and the Agreement) shall be governed by the laws of the Hong Kong Special Administrative Region. Any dispute, controversy, difference or claim arising out of or relating to this letter agreement (or the Agreement) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong, and the number of arbitrators shall be three.

Please indicate your acceptance of the terms of this letter agreement by signing in the space below, executing the Transfer Form, and returning a signed copy of this letter agreement and the executed Transfer Form to us.

[Signature Page Follows]

Sincerely,

For and on behalf of Bridgetown LLC

/s/ Matthew Danzeisen
Name: Matthew Danzeisen
Position: Manager

By signing below, I, Wong Ka Kit (Daniel Wong), hereby acknowledge and agree to the terms and conditions set forth herein.

/s/ Wong Ka Kit (Daniel Wong)
Wong Ka Kit (Daniel Wong)

Exhibit A

SHARE TRANSFER

Wong Ka Kit (Daniel Wong) (the “Transferor”) does hereby transfer to Bridgetown LLC of c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong (the “Transferee”), 283,005 Class B ordinary shares standing in the Transferor’s name in the undertaking called Bridgetown Holdings Limited (an exempted company incorporated in the Cayman Islands), to hold the same unto the Transferee.

Signed by the Transferor

/s/ Wong Ka Kit (Daniel Wong)
Name:	Wong Ka Kit (Daniel Wong)

Dated: 11 September 2023

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